Exhibit 4.4

                       SEMCO Energy, Inc.









                         NOTE AGREEMENT



                   Dated as of October 1, 1997








               Re:  $30,000,000 6.83% Senior Notes
                    Due October 1, 2002


                               and


                    $30,000,000 7.20% Senior Notes
                    Due October 1, 2007

                        TABLE OF CONTENTS

                  (Not a part of the Agreement)


Section                       Heading                       Page

Parties                                                       1


Section 1.          Description of Notes and Commitment.      1

     Section 1.1.        Description of Notes                 1
     Section 1.2.        Commitment, Closing Date             2
     Section 1.3.        Several Obligations                  2


Section 2.          Prepayment of Notes.                      2

     Section 2.1.        Prepayments - General                2
     Section 2.2.        Optional Prepayment with Premium     2
     Section 2.3.        Notice of Optional Prepayments of
                         Notes                                3
     Section 2.4.        Application of Prepayments           3
     Section 2.5.        Direct Payment                       3


Section 3.          Representations.                          4

     Section 3.1.        Representations of the Company       4
     Section 3.2.        Representations of the Purchasers    4


Section 4.          Closing Conditions                        6

     Section 4.1.        Conditions                           6
     Section 4.2.        Waiver of Conditions                 7


Section 5.          Company Covenants                         7

     Section 5.1.        Corporate Existence, Etc.            7
     Section 5.2.        Insurance                            8
     Section 5.3.        Taxes, Claims for Labor and
                         Materials, Compliance with Laws      8
     Section 5.4.        Maintenance, Etc.                    9
     Section 5.5.        Nature of Business                   9
     Section 5.6.        Limitations on Debt                  9
     Section 5.7.        Fixed Charges Coverage Ratio        10
     Section 5.8.        Limitation on Liens                 11
     Section 5.9.        Restricted Payments                 14

     Section 5.10.       Mergers, Consolidations and Sales
                         of Assets                           15
     Section 5.11.       Guaranties                          17
     Section 5.12.       Repurchase of Notes                 17
     Section 5.13.       Transactions with Affiliates        18
     Section 5.14.       Termination of Pension Plans        18
     Section 5.15.       Reports and Rights of Inspection    18


Section 6.          Events of Default and Remedies Therefor  22

     Section 6.1.        Events of Default                   22
     Section 6.2.        Notice to Holders                   23
     Section 6.3.        Acceleration of Maturities          23
     Section 6.4.        Rescission of Acceleration          25


Section 7.          Amendments, Waivers and Consents         25

     Section 7.1.        Consent Required                    25
     Section 7.2.        Solicitation of Holders             26
     Section 7.3.        Effect of Amendment or Waiver       26


Section 8.          Interpretation of Agreement;
                    Definitions                              26

     Section 8.1.        Definitions                         26
     Section 8.2.        Accounting Principles               36
     Section 8.3.        Directly or Indirectly              36


Section 9.          Miscellaneous                            36

     Section 9.1.        Registered Notes                    36
     Section 9.2.        Exchange of Notes                   37
     Section 9.3.        Loss, Theft, Etc. of Notes          37
     Section 9.4.        Expenses, Stamp Tax Indemnity       38
     Section 9.5.        Powers and Rights Not Waived;
                         Remedies Cumulative                 38
     Section 9.6.        Notices                             38
     Section 9.7.        Successors and Assigns              39
     Section 9.8.        Survival of Covenants and
                         Representations                     39
     Section 9.9.        Severability                        39
     Section 9.10.       Governing Law                       39
     Section 9.11.       Captions                            39


Signatures                                                   40

ATTACHMENTS TO NOTE AGREEMENT:



Schedule I     --   Names of Note Purchasers and Amounts of
                    Commitments

Schedule II    --   Liens Securing Funded Debt (including
                    Capitalized Leases) as of September 30, 1997

Exhibit A-1    --   Form of 6.83% Senior Notes due October 1,
                    2002

Exhibit A-2    --   Form of 7.20% Senior Note due October 1, 2007

Exhibit B      --   Representations and Warranties of the Company

Exhibit C      --   Description of Special Counsel's Closing
                    Opinion

Exhibit D      --   Description of Closing Opinion of General
                    Counsel of the Company

                       SEMCO Energy, Inc.
                        405 Water Street
                   Port Huron, Michigan  48060


                         NOTE AGREEMENT

               Re:  $30,000,000 6.83% Senior Notes
                    Due October 1, 2002

                               and

                    $30,000,000 7.20% Senior Notes
                    Due October 1, 2007


                                                       Dated as of
                                                   October 1, 1997

To the Purchasers named on Schedule I
 to this Agreement

     The undersigned, SEMCO Energy, Inc., a Michigan corporation
(the "Company"), agrees with the Purchasers named on Schedule I to this Agreement (the "Purchasers") as follows:

SECTION 1.     DESCRIPTION OF NOTES AND COMMITMENT.

     Section 1.1.   Description of Notes.  The Company will
authorize the issue and sale of:

          (a) $30,000,000 aggregate principal amount of its 6.83% Senior Notes to be dated the date of issue, to bear interest from such date of issue at the rate of 6.83% per annum, to be expressed to mature on October 1, 2002, and to be substantially in the form attached hereto as Exhibit A-1 (the "2002 Notes"); and

          (b) $30,000,000 aggregate principal amount of its 7.20% Senior Notes to be dated the date of issue, to bear interest from such date of issue at the rate of 7.20% per annum, to be expressed to mature on October 1, 2007, and to be substantially in the form attached hereto as Exhibit A-2 (the "2007 Notes").

The 2002 Notes and the 2007 Notes are hereinafter collectively referred to as the "Notes". The 2002 Notes and the 2007 Notes are each herein referred to as Notes of a "Series". The interest on the Notes of each Series shall be payable semiannually on the first day of each April and October in each year (commencing April 1, 1998) and at maturity and shall bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate applicable to such Series after the date due, whether by acceleration or otherwise, until paid. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption prior to their expressed maturity dates except as set forth in Section 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement.

     Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and such Purchaser agrees to purchase from the Company, Notes of the Series and in the principal amount set forth opposite such Purchaser's name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

     Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of Michigan National Bank, ABA No. 072000805, for the account of SEMCO Energy, Inc., Account No. 2705-29672-7 in the amount of the purchase price at 10:00 a.m. Chicago time, on October 17, 1997 (the "Closing Date"). The Notes delivered to each Purchaser on the Closing Date will be delivered to such Purchaser in the form of a single registered Note in the form attached hereto as Exhibit A-1 or A-2, as the case may be, for the full amount of such Purchaser's purchase (unless different denominations are specified by such Purchaser), registered in such Purchaser's name or in the name of such Purchaser's nominee, all as such Purchaser may specify at any time prior to the date fixed for delivery.

     Section 1.3.   Several Obligations.  The obligations of the
Purchasers shall be several and not joint and no Purchaser shall be liable or responsible for the acts or defaults of any other
Purchaser.

SECTION 2.     PREPAYMENT OF NOTES.

     Section 2.1. Prepayments - General. Except as set forth in Section 2.2, the 2002 Notes and the 2007 Notes are not subject to any prepayment or redemption prior to their express maturity date.

     Section 2.2. Optional Prepayment with Premium. Upon compliance with Section 2.3 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of five business days prior to the date of such prepayment pursuant to this Section 2.2.

     Section 2.3. Notice of Optional Prepayments of Notes. The Company will give notice of any prepayment of the Notes to be prepaid pursuant to Section 2.2 to each Holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the Holder's Notes to be prepaid on such date, (iii) that a premium may be payable, (iv) the date when such premium will be calculated, (v) the estimated premium, and (vi) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two business days prior to the prepayment date specified in such notice, the Company shall provide each Holder written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

     Section 2.4. Application of Prepayments. All partial prepayments of any Series of Notes shall be applied on all outstanding Notes of such Series ratably in accordance with the unpaid principal amounts thereof.

     Section 2.5. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by any Holder that is a Purchaser or any other Institutional Holder which has given written notice to the Company requesting that the provisions of this Section 2.5 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to such Holder at its address set forth herein or such other address as such Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is so designated for such Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing; provided that if the principal, interest and premium, if any, with respect to any Note has been paid in full, such Note shall thereafter in due course be returned by the Holder thereof to the Company for cancellation.

SECTION 3.     REPRESENTATIONS.

     Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

     Section 3.2. Representations of the Purchasers. (a) Each Purchaser represents, and in entering into this Agreement the Company understands, that such Purchaser is acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of such Purchaser's property shall at all times be and remain within such Purchaser's control.

          (b) Each Purchaser further represents that at least one of the following statements concerning each source of funds to be used by such Purchaser to purchase the Notes is accurate as of the Closing Date:

               (1)  the source of funds to be used by such
          Purchaser to pay the purchase price of the Notes is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile;

               (2) all or a part of such funds constitute assets of one or more separate accounts, trusts or a commingled pension trust maintained by such Purchaser, and either (i) constitute an insurance company pooled separate account within the meaning of PTE 90-1 or (ii) such Purchaser has disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts or pension trusts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts or trusts as of the date of such purchase (for the purpose of this clause (2), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

               (3) all or part of such funds constitute assets of a bank collective investment fund maintained by such Purchaser, and such Purchaser has disclosed to the Company the names of such employee benefit plans whose assets in such collective investment fund exceed 10% of the total assets or are expected to exceed 10% of the total assets of such fund as of the date of such purchase (for the purpose of this clause (3), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

               (4) all or part of such funds constitute assets of one or more employee benefit plans, each of which has been identified to the Company in writing;

               (5) such Purchaser is acquiring the Notes for the account of one or more pension funds, trust funds or agency accounts, each of which is a "governmental plan" as defined in Section 3(32) of ERISA;

               (6) the source of funds is an "investment fund" managed by a "qualified professional asset manager" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984), provided that no other party to the transactions described in this Agreement and no "affiliate" of such other party (as defined in Section V(c) of PTE 84-14) has at this time, and during the immediately preceding one year has exercised the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to this clause (6) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plans;

               (7) the source of funds is an insurance company separate account maintained solely in connection with the fixed contractual obligations of the insurance company under which the amounts payable, or credited, to any employee benefit plan (or its related trust) and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

               (8) if such Purchaser is other than an insurance company, all or a portion of such funds consists of funds which do not constitute "plan assets".

     If any Purchaser is relying on the representation described in paragraph (2), (3), (4) or (6) above, the Company shall deliver a certificate on the Closing Date which certificate shall either state that (i) it is neither a "party in interest" (as defined in Title I, Section 3(14) of ERISA) nor a "disqualified person" (as defined in Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended), with respect to any plan identified pursuant to paragraphs (2), (3) or (4) above, or (ii) with respect to any plan identified pursuant to paragraph (6) above, neither it nor any "affiliate" (as defined in Section V(c) of PTE 84-14) is described in the proviso to said paragraph (6).
As used in this Section 3.2(b), the terms "separate account", "employer securities", and "employee benefit plan" shall have the respective meanings assigned to them in ERISA and the term "plan assets" shall have the meaning assigned to it in Department of Labor Regulation 29 C.F.R. Section 2510.3-101.

SECTION 4.     CLOSING CONDITIONS.

     Section 4.1. Conditions. The obligation of each Purchaser to purchase the Notes proposed to be sold to such Purchaser pursuant to this Agreement on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

          (a) Closing Certificate. On the Closing Date, such Purchaser shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to such Purchaser's obligation to purchase the Notes proposed to be sold to such Purchaser and to the effect that (i) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date, (ii) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing.

          (b) Legal Opinions. On the Closing Date, such Purchaser shall have received from Chapman and Cutler, who is acting as special counsel to the Purchasers in this transaction, and from Arnold Madigan, Esq., General Counsel of the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to such Purchaser, and covering the matters set forth in Exhibits C and D, respectively, hereto.

          (c) Related Transactions. On the Closing Date, the Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement; provided, however, that the Company's obligation to sell any such Notes shall be contingent upon the purchase by the Purchasers of all other such Notes in the respective amounts set forth on
     Schedule I.

          (d)  Private Placement Number.  On or prior to the
     Closing Date, a private placement number for each Series of Notes shall have been obtained from Standard & Poor's
     Corporation.

          (e) Legal Investment. On the Closing Date, the Notes purchased by such Purchaser shall qualify as legal investments under the laws and regulations of each jurisdiction to which such Purchaser is subject (without resort to so called "basket provisions" permitting limited investments by it without restriction as to the character of a particular investment) and such purchase shall not subject such Purchaser to any penalty or other onerous condition under or pursuant to any applicable law or governmental regulation; and such Purchaser shall have received such certificates or other evidence as it may reasonably request to enable it to establish compliance with this condition.

          (f) Satisfactory Proceedings. On the Closing Date, all proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to such Purchaser and such Purchaser's special counsel, and such Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

     Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to any Purchaser the Notes to be issued to such Purchaser on such date or if the conditions specified in Section 4.1 have not been fulfilled, such Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 4.1 have not been fulfilled, such Purchaser may waive compliance by the Company with any such condition to such extent as such Purchaser may in its sole discretion determine. Nothing in this Section 4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any Purchaser's rights against the Company.

SECTION 5.     COMPANY COVENANTS.

     From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

     Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business provided, that the Company shall not be required to preserve and keep in full force and effect any such license, permit or corporate existence if the loss thereof would not have a material adverse effect on the financial condition or business of the Company and its Subsidiaries, taken as a whole; provided further, however, that the foregoing shall not prevent any transaction permitted by
Section 5.10.

     Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties; provided, that the Company shall not be deemed to be in violation of this
Section 5.2 for minor variations from the foregoing requirements if such variations could not reasonably be expected to have a material adverse effect upon the financial condition or business of the Company and its Subsidiaries, taken as a whole.

     Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Subsidiary; provided, however, that the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which are intended to prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto, or
(ii) the non-payment of all such taxes, assessments, charges, levies, accounts payable and claims would not have a material adverse effect on the financial condition or business of the Company and its Subsidiaries, taken as a whole. The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which would have a material adverse effect on the financial condition or business of the Company and its Subsidiaries, taken as a whole, or would result in any Lien not permitted under Section 5.8.

     Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained; provided, that the Company shall not be required to so maintain, preserve and keep any such properties or to so make such repairs, replacements, renewals and additions unless the failure to take any such action would have a material adverse effect on the financial condition or business of the Company and its Subsidiaries, taken as whole.

     Section 5.5. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement. For purposes of the preceding sentence, the general nature of the business of the Company and its Subsidiaries shall not be deemed to be substantially changed from that engaged in on the date of this Agreement so long as not less than 80% of the net sales of the Company and its Subsidiaries for any fiscal year ending after the Closing Date shall be derived from energy operations and related businesses of the Company and its Subsidiaries.

     Section 5.6. Limitations on Debt. (a) The Company will at all times keep and maintain Consolidated Adjusted Funded Debt in an amount (i) which is less than (y) during the period beginning with the Closing Date and ending on and including April 30, 1998, 69% of Consolidated Adjusted Total Capitalization and (z) at all times after April 30, 1998, 65% of Consolidated Adjusted Total Capitalization, and (ii) which, when added to Guaranteed Amounts, shall be less than (y) during the period beginning with the Closing Date and ending on and including April 30, 1998, 72% of the sum of Consolidated Adjusted Total Capitalization plus Guaranteed Amounts and (z) at all times after April 30, 1998,
70% of the sum of Consolidated Adjusted Total Capitalization plus Guaranteed Amounts.

          (b) The Company will not, and will not permit any Subsidiary to create, assume or incur or in any manner become liable in respect of any secured Debt except Debt secured by Liens permitted by Section 5.8; provided, however, that after giving effect to the issuance of Debt of the Company or a Subsidiary secured by a Lien permitted by
     Section 5.8(a)(xi) and to the application of the proceeds thereof, the aggregate amount of all Debt of the Company and its Subsidiaries secured by Liens permitted solely by
     Section 5.8(a)(xi) shall not exceed $2,000,000.

          (c) The Company will not permit any Subsidiary to create, assume or incur or in any manner become liable in respect of any unsecured Debt, except

               (i) unsecured Debt of a Subsidiary incurred under a line of credit established and used by such Subsidiary for the sole purpose of financing accounts receivable of such Subsidiary, provided that after giving effect to the incurrence of such unsecured Debt, the aggregate amount of unsecured Debt outstanding under such line of credit shall not be in excess of the aggregate amount of accounts receivable of such Subsidiary then being financed thereunder;

              (ii)  unsecured Debt of any Subsidiary to the
          Company or to a Wholly-owned Subsidiary;

             (iii)  unsecured Debt of any business entity
          acquired by the Company or a Subsidiary, provided that such Debt was in existence prior to the acquisition and was not incurred in connection with or in contemplation of the acquisition; and

              (iv) in the event of a consolidation or merger of the Company in compliance with Section 5.10(a)(2) where the surviving corporation is not the Company (the surviving corporation being the "Acquiring Corporation"), the unsecured Debt of any subsidiary of such Acquiring Corporation, provided that such Debt was in existence prior to such consolidation or merger, as the case may be, and was not incurred in connection with or in contemplation of such consolidation or merger.

          (d) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this Section 5.6 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Debt of such corporation existing immediately after it becomes a Subsidiary.

     Section 5.7. Fixed Charges Coverage Ratio. The Company will keep and maintain the ratio of Net Income Available for Fixed Charges to Fixed Charges for each period of four consecutive fiscal quarters at not less than the Required Coverage Ratio; provided, that if the Company or any Subsidiary (the "Acquiring Entity") shall, during any such period, incur, create, or assume any Indebtedness ("Acquisition Indebtedness") for the purpose of financing the acquisition (the "Acquisition") of additional property ("Acquired Property"), then (i) in computing Fixed Charges for such period, there shall be included therein Fixed Charges on Acquisition Indebtedness for that portion of such period preceding the date of Acquisition (the

"Preacquisition Portion" of such period), as though the Acquisition Indebtedness had been incurred at the beginning of such period at an interest rate for the Preacquisition Portion of such period equal to the interest rate of the Acquisition Indebtedness in effect on the date of the Acquisition, and (ii) in computing Net Income Available for Fixed Charges, there shall be included therein the net earnings or net loss, as the case may be (herein the "Net Income") for the Preacquisition Portion of such period, as though the Acquired Property had been owned by the Acquiring Entity for the entire such period (such Net Income to be determined (x) prior to any deduction for Interest Charges or any Federal, state or other income taxes and (y) on a cumulative basis for the Preacquisition Portion of such period).

     Section 5.8. Limitation on Liens. (a) Except as set forth in Section 5.8(b) below, the Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

               (i)  Liens for taxes and assessments or
          governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by
          Section 5.3;

              (ii) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

             (iii) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

              (iv)  minor survey exceptions or minor
          encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair the operation of the business of the Company and its Subsidiaries, taken as a whole;

               (v) Liens securing Indebtedness of a Subsidiary to the Company or to another Subsidiary;

              (vi) Liens existing as of September 30, 1997 and reflected in Schedule II hereto;

             (vii) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such fixed assets (1) at the time of acquisition thereof or (2) at the time of acquisition by the Company or a Subsidiary of any business entity then owning such fixed assets (in the event of any such acquisition of a business entity as used in this paragraph (vii), the term "fixed assets" shall mean and include any assets of such business entity), whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (x) the Lien shall attach solely to the fixed assets acquired or purchased, (y) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to 90% (or 100% in the case of Capitalized Leases) of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the (A) President or Executive Vice President of the Company, or (B) by the Board of Directors of the Company, or (C) if the fixed assets are being acquired by a Subsidiary, by the Board of Directors of the Subsidiary), and (z) all such Debt shall have been permitted under the limitations provided in Section 5.6;

            (viii) in the event of a consolidation or merger of the Company in compliance with Section 5.10(a)(2) where the surviving corporation is not the Company (the surviving corporation being the "Acquiring
          Corporation"), Liens existing on the assets of the Acquiring Corporation and its subsidiaries at the time of the consolidation or merger, as the case may be, so long as (A) any Debt secured by such Liens was not incurred in connection with or in contemplation of such consolidation or merger, and (B) all such Debt is permitted under the limitations provided in Section 5.6(a);

              (ix) Liens on assets constituting part or all of the project in a project financing of the Company or a Subsidiary; provided, that (x) any Debt incurred to finance any such project shall be nonrecourse to the Company and its Subsidiaries (other than a Subsidiary all the assets of which constitute assets relating to such project) with recourse being limited to the assets which constitute the project, and (y) immediately after giving effect to any such project financing, no Default or Event of Default shall have occurred which shall then be continuing;

               (x) any extension, renewal or replacement of any Lien permitted by the preceding paragraphs (vi), (vii) and (viii) of this Section 5.8(a) in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or replacement of the Debt secured thereby; provided that (1) such Lien shall attach solely to the same such property, (2) such extension, renewal or replacement of such Debt shall be without increase in the principal remaining unpaid as of the date of such extension, renewal or replacement, and (3) the Debt secured by such Lien shall have been permitted under the limitations provided in Section 5.6; and

              (xi) Liens in addition to those set forth in paragraphs (i) through (x) of this Section 5.8(a), securing Debt of the Company or any Subsidiary, provided, that any such Debt shall have been permitted under the applicable limitations provided in Section 5.6.

          (b) If the Company or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 5.8(a) above, it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with or prior to any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured and delivers to the holders of the Notes an opinion of counsel that the Notes are so secured. In the event the Company shall propose to secure the Notes pursuant to this Section 5.8(b), the mortgage or other instrument creating such Lien shall be satisfactory in form and substance (including without limitation the portion thereof pertaining to the release of the collateral secured thereby and the application of the proceeds from the sale or other disposition of such collateral) to the holders of not less than 66-2/3% in aggregate principal amount of the Notes then outstanding.

     Section 5.9. Restricted Payments. The Company will not except as hereinafter provided:

          (a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class
     (except dividends or other distributions payable in shares of capital stock of the Company);

          (b) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

          (c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "Restricted Payments"), if after giving effect thereto (i) any Event of Default shall have occurred and be continuing, (ii) the aggregate amount of Restricted Payments made during the period from and after January 1, 1994 to and including the date of the making of the Restricted Payment in question, would exceed the sum of (y) the sum of (A) $11,000,000 plus (B) for any determination made on or after December 31, 1996, the NOARK Adjustment Amount plus (z) 100% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit), or (iii) Consolidated Net Worth shall be less than $80,000,000.

     The Company will not declare any dividend which constitutes a Restricted Payment payable more than 90 days after the date of declaration thereof.

     For the purposes of this Section 5.9, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

     Section 5.10.  Mergers, Consolidations and Sales of Assets.
(a) The Company will not, and will not permit any Subsidiary to,
(i) consolidate with or be a party to a merger with any other corporation or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this Section 5.10) of the assets of the Company and its Subsidiaries; provided, however, that:

               (1) any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

               (2) the Company may consolidate or merge with any other corporation if (i) the corporation which results from such consolidation or merger (the "surviving corporation") either (y) is the Company or (z) is not the Company and (A) is organized under the laws of any State of the United States or the District of Columbia, and (B) the obligations of the Company under this Agreement are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally and except that equitable remedies lie in the discretion of a court and may be unenforceable, (ii) approval of appropriate governmental regulatory authorities has been obtained, and (iii) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and the surviving corporation could incur at least $1.00 of additional Indebtedness pursuant to Section 5.6; and

               (3) any Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Subsidiary.

          (b) The Company will not permit any Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 5.10, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than the Company or a Wholly-owned Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Subsidiary whereby the Company and/or such Subsidiary maintain their same proportionate interest in such Subsidiary.

          (c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Subsidiary (except to qualify directors) or any Indebtedness of any Subsidiary (except, in either such case, to a Wholly-owned Subsidiary), and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Subsidiary) any shares of stock or any Indebtedness of any other Subsidiary, unless:

               (1) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

               (2) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and Indebtedness is in the best interests of the Company;

               (3) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person, for a consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

               (4) the Subsidiary being disposed of shall not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of;
          and

               (5)  such sale or other disposition does not
          involve a substantial part (as hereinafter defined) of the assets of the Company and its Subsidiaries.

          (d) As used in this Section 5.10, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries determined on a consolidated basis (other than in the ordinary course of business) during the 12-month period ending with the date of such sale, lease or other disposition, exceeds 10% of Tangible Assets, determined as of the end of the immediately preceding fiscal year; provided, however, that assets shall not be deemed to be sold, leased or otherwise disposed of for purposes of the computations required by the preceding provisions of this paragraph (d) to the extent that the net proceeds therefrom remaining after satisfying any indebtedness secured by such assets shall, within 180 days from the date of such sale, lease or disposition thereof by the Company or a Subsidiary, as the case may be, be used to purchase other capital assets for the Company and/or its Subsidiaries having a value at least equal to, the assets sold to obtain such proceeds.

     Section 5.11. Guaranties. The Company will not, and will not permit any Material Subsidiary to, become or be liable in respect of any Guaranty except Guaranties which are limited in amount to a stated maximum dollar exposure (other than the usual and customary fees, costs and expenses with respect to the enforcement thereof); provided, however, there shall be excluded from the foregoing limitation (i) any Guaranties without a stated maximum dollar exposure existing on September 30, 1997, and (ii) Guaranties of obligations of Affiliates or Subsidiaries, or parties to transactions with Affiliates or Subsidiaries, without a stated maximum dollar exposure so long as the aggregate amount of such Guaranties would not reasonably be expected to have a material adverse effect upon the financial condition or business of the Company and its Subsidiaries, taken as a whole.

     Section 5.12. Repurchase of Notes. Neither the Company nor any Subsidiary may, nor shall the Company or any Subsidiary cause any Affiliate to, repurchase or make any offer to repurchase any Notes of a Series unless an offer has been made to repurchase Notes, pro rata, from all Holders of Notes of such Series at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be canceled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Subsidiary or any Affiliate (or upon the agreement of Company, any Subsidiary or any Affiliate to purchase or otherwise acquire the Notes), such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the Holders of any actions with respect hereto, including, without limitation, Section 6.3, Section 6.4 and Section 7.1.

     Section 5.13. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate; provided, that if the Company or any Subsidiary shall enter into or be a party to any such transaction or arrangement with an Affiliate which does not comply with the foregoing provisions of this Section 5.13 (a "Noncomplying Transaction"), the Company shall not be deemed to be in violation of this Section 5.13 unless and until all such Noncomplying Transactions in the aggregate have a material adverse effect on the financial condition or business of the Company and its Subsidiaries, taken as a whole.

     Section 5.14. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to (a) withdraw from any Multiemployer Plan if such withdrawal could result in withdrawal liability (as described in Part I of Subtitle E of Title IV of ERISA) which would have a material adverse effect on the financial condition or business of the Company and its Subsidiaries, taken as a whole or (b) terminate any Plan if such termination could result in the imposition of a lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

     Section 5.15. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Holders pursuant to this Section 5.15 and concurred in by the independent public accountants referred to in Section 5.15(b) hereof), and will furnish to each Institutional Holder (in duplicate if so specified below or otherwise requested):

          (a) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

               (1) consolidated balance sheets of the Company and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

               (2) consolidated statements of income of the Company and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

               (3) consolidated statements of cash flows of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

          (b) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:

               (1) consolidated balance sheets of the Company and its Subsidiaries as of the close of such fiscal year, and

               (2)  consolidated statements of income and
          retained earnings and cash flows of the Company and its Subsidiaries for such fiscal year,

     in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national or regional standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards;

          (c) Audit Reports. Promptly upon receipt thereof, one copy of each annual or special audit made by independent public accountants of the books of the Company or any Subsidiary;

          (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries, which orders may have a material adverse effect on the financial condition or business of the Company and its Subsidiaries, taken as a whole;

          (e) ERISA Reports. Promptly upon the occurrence thereof and upon a Responsible Company Officer first obtaining knowledge thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a non-exempt "prohibited transaction" within the meaning of
     Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Subsidiary under any welfare plan attributable to an increase in benefits offered under such a plan; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

          (f) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information (including the source thereof) and detailed computations which establish whether the Company was in compliance with the requirements of Sections 5.6, 5.7, 5.9 and 5.10 at the end of the period covered by the financial statements then being furnished; provided, however, that, with respect to Section 5.6(b), only the computations necessary to show compliance with
     Section 5.8(a)(xi) need be provided and, with respect to
     Section 5.10(d), the computations with respect to the calculation of a "substantial part" need be provided only for such times during the period covered by such financial statements when the aggregate book value of the assets sold, leased or otherwise disposed of for the preceding 12-month period exceeds 5% of Tangible Assets, and (ii) to the best of such officer's knowledge, whether there existed as of the date of such financial statements and whether there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

          (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

          (h) Rule 144A. Except at such times as the Company is a reporting company under Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, or has complied with the requirements for the exemption from registration under the Securities and Exchange Act of 1934, as amended, set forth in Rule 12g3-2(b) under such Act, such financial or other information as any holder of the Notes or any Person designated by such holder may reasonably determine is required to permit such holder to comply with the requirements of Rule 144A promulgated under the Act in connection with the resale by it of the Notes, in any such case promptly after the same is requested; and

          (i)  Requested Information.  With reasonable
     promptness, such other data and information as such Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit each Institutional Holder (or such Persons as such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with any Institutional Holder the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse any Holder for expenses which such Holder may incur in connection with any such visitation or inspection, except that if such visitation or inspection is made during any period when a Default or an Event of Default shall have occurred and be continuing, the Company agrees to reimburse such Holder for all such expenses promptly upon demand.

SECTION 6.     EVENTS OF DEFAULT AND REMEDIES THEREFOR.

     Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

          (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than 10 days; or

          (b) Default shall occur in the making of any payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

          (c) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness (including Notes of another Series) of the Company or any Subsidiary under any indenture, agreement or other instrument under which Indebtedness of the Company or any Subsidiary aggregating $2,000,000 or more is outstanding and such default shall result in the acceleration of the maturity of any such Indebtedness; or

          (d) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Indebtedness of the Company or any Subsidiary aggregating $2,000,000 or more is outstanding and such default or event shall result in the acceleration of the maturity of any such Indebtedness; or

          (e) Default shall occur in the observance or performance of any covenant or agreement contained in
     Section 5.6, Section 5.7, Section 5.9, Section 5.10 or
     Section 6.2; or

          (f) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 45 days after the earlier of (i) the day on which a Responsible Company Officer first obtains knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by any Holder; or

          (g) Any material representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

          (h) Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 is or are outstanding against the Company or any Subsidiary or against any property or assets of either and such judgments aggregating in excess of $1,000,000 have remained unpaid, unvacated, unbonded and unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

          (i) A custodian, liquidator, trustee or receiver is appointed for the Company or any Material Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

          (j) The Company or any Material Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Material Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Material Subsidiary or for the major part of the property of either; or

          (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Material Subsidiary and, if instituted against the Company or any Material Subsidiary, are consented to or are not dismissed within 60 days after such institution.

     Section 6.2. Notice to Holders. When, to the knowledge of any Responsible Company Officer, any Event of Default described in the foregoing Section 6.1 has occurred, or if any Holder or the holder of any other evidence of Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within five business days of such event to all Holders.

     Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a) or (b) of Section 6.1 has happened and is continuing with respect to any Series, (i) any Holder of such Series which, as a result of such Event of Default, has not received a payment due on the Notes held by it, may declare all Notes held by it to be, and all Notes of such Holder shall thereupon become, forthwith due and payable, and
(ii) any Holder or Holders holding at least 33-1/3% of the principal amount of the Notes of such Series at any time outstanding may declare the entire principal and all interest accrued on all Notes of such Series to be, and all Notes of such Series shall thereupon become, forthwith due and payable. When any Event of Default described in paragraphs (c) through (i), inclusive, of said Section 6.1 has happened and is continuing, any Holder or Holders holding 33-1/3% or more of the principal amount of Notes of any Series at the time outstanding may, by written notice to the Company, declare the entire principal and all interest accrued on all Notes of such Series to be, and all Notes of such Series shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided, however, that if an Event of Default described in paragraph (d) shall occur and results from the acceleration of an aggregate amount of Indebtedness which is less than $10,000,000 (the "Defaulted Indebtedness"), the right of the Holders of any Series of Notes to accelerate the maturity of such Series pursuant to the foregoing provisions of this sentence may be exercised only by Holders holding 66-2/3% or more of the principal amount of the Notes of such Series at the time outstanding and if such right is so exercised with respect to such an Event of Default, the Holders of such Series shall not initiate any collection actions until the expiration of the 15-day period (the "Cure Period") immediately following the date on which such Event of Default occurred; provided further, that if during the Cure Period (i) the Company shall either (A) pay the creditors of such Defaulted Indebtedness in full and terminate the underlying agreement, or
(B) obtain a written waiver of the default which resulted in the acceleration of the Defaulted Indebtedness from the creditors,
(ii) the Company shall furnish the Holders of such Series with written notice and evidence of the Company's satisfaction of either requirement set forth in clause (i) above, and (iii) no other Default or Event of Default shall be outstanding hereunder, the acceleration of the Notes of such Series shall be deemed to be rescinded and annulled.

     When any Event of Default described in paragraph (j) or (k) of Section 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon any Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holders of such Notes, the entire principal and interest accrued on such Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which such Notes shall so become due and payable. No course of dealing on the part of the Holder or Holders nor any delay or failure on the part of any Holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Holder or Holders all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Holder's or Holders' attorneys for all services rendered in connection therewith.

     Section 6.4. Rescission of Acceleration. The provisions of Section 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes of a Series have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs
(a) through (i), inclusive, of Section 6.1, the Holders holding more than 66-2/3% in aggregate principal amount of the Notes of such Series then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

          (b) all arrears of interest upon all the Notes of such Series and all other sums payable under such Notes and under this Agreement (except any principal, interest or premium on such Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to
     Section 7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.     AMENDMENTS, WAIVERS AND CONSENTS.

     Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived with respect to any Series of Notes (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holders holding more than 66-2/3% in aggregate principal amount of outstanding Notes of such Series; provided, however, that without the written consent of all of the Holders of such Series, no such amendment or waiver shall be effective with respect to such Series (i) which will change the time of payment of the principal of or the interest on any Note of such Series or change the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments for such Series, or (iii) which will change the percentage of Holders required to consent to any such amendment or waiver of any of the provisions of this Section 7 or Section 6.

     Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment with respect to a Series of any of the provisions of this Agreement or the Notes of such Series unless each Holder of Notes of such Series (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder of the Notes of a Series as consideration for or as an inducement to entering into by such Holder of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to all Holders of Notes of such Series.

     Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders of the Notes of a Series and shall be binding upon them, upon each future Holder of Notes of such Series and upon the Company, whether or not any Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.     INTERPRETATION OF AGREEMENT; DEFINITIONS.

     Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "Affiliate" shall mean any Person (other than a Subsidiary)
(i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or
(iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Agreement" shall mean this Note Agreement.

     "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

     "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with GAAP.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean SEMCO Energy, Inc., a Michigan corporation, and any Person who succeeds to all, or substantially all, of the assets and business of SEMCO Energy, Inc.

     "Consolidated Adjusted Funded Debt" shall mean all Consolidated Funded Debt (i) minus Guaranteed Amounts to the extent included in determining such Consolidated Funded Debt,
(ii) plus Additional Funded Debt; provided, however, that (A) no Funded Debt shall for purposes of this definition be included as Consolidated Funded Debt if money sufficient to pay such Funded Debt in full (either on the date of maturity expressed therein or on such earlier date as such Funded Debt may be called for redemption) shall be held in trust for such purpose by the trustee or proper depository under the instrument pursuant to which such Funded Debt was issued, and (B) in the event of the issuance of Funded Debt ("New Funded Debt"), for purposes of this definition there shall be excluded from Consolidated Funded Debt at the time of such issuance and thereafter:

          (1) existing Funded Debt which is paid in full substantially concurrently with the issuance of the New
     Funded Debt and out of proceeds therefrom; and

          (2) existing Funded Debt which is paid out of the proceeds from the issuance of the New Funded Debt in compliance with the following:

               (x) on the date of the issuance of the New Funded Debt (the "Issuance Date") an amount from the proceeds sufficient to pay such existing Funded Debt in full if called for redemption as hereinafter described shall be deposited in an escrow account (the "Escrow Account") with a third party selected by the Company with written instructions from the Company that the proceeds shall be used for such purpose;

               (y) not later than the 30th day following the Issuance Date, such existing Funded Debt shall be called for redemption on a date which is not later than the 70th day following the Issuance Date; and

               (z) on a date which is not later than the 70th day following the Issuance Date, such existing Funded
          Debt shall be paid in full from the proceeds deposited in the Escrow Account.

As used in this definition, the term "Additional Funded Debt" shall mean at any time an amount equal to the excess, if any, of
(i) the lowest daily average of the smallest aggregate principal amount of Consolidated Current Debt minus Guaranteed Amounts to the extent included in determining such Consolidated Current Debt outstanding on each day for any period of 30 consecutive days during the 12-month period immediately preceding the date of determination, over (ii) the sum of $10,000,000.

     "Consolidated Adjusted Total Capitalization" shall mean, as of the date of any determination thereof, the sum of (i) the aggregate principal amount of Consolidated Adjusted Funded Debt then outstanding, plus (ii) Consolidated Net Worth.

     "Consolidated Current Debt" shall mean all Current Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating intercompany items.

     "Consolidated Debt" shall mean all Debt of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

     "Consolidated Funded Debt" shall mean all Funded Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating intercompany items.

     "Consolidated Net Income" for any period shall mean the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings (except to the extent provided in clause (f) below) or losses attributable to outstanding Minority Interests, but excluding in any event:

          (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

          (b)  the proceeds of any life insurance policy;

          (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

          (d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

          (e) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

          (f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

          (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

          (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

          (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

          (j) any gain arising from the acquisition of any Securities of the Company or any Subsidiary;

          (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

          (l)  any items other than those described in clauses
     (a) through (k) above of this definition which are properly classified under GAAP as extraordinary items.

     "Consolidated Net Worth" shall mean as of the date of any determination thereof the stockholders' capital and surplus of the Company determined in accordance with GAAP.

     "Current Debt" of any Person shall mean as of the date of any determination thereof (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii)
Guaranties by such Person of Current Debt of others.

     "Debt" of any Person shall mean all Current Debt and all Funded Debt of such Person.

     "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

     "Event of Default" shall have the meaning set forth in
Section 6.1.

     "Fixed Charges" for any period shall mean on a consolidated basis the sum of all Interest Charges on all Debt (including the interest component of Rentals on Capitalized Leases) of the Company and its Subsidiaries.

     "Funded Debt" of any Person shall mean (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all principal payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP; provided, that any notes of such Person evidencing Indebtedness of such Person which when issued constitute a current liability of such Person under GAAP shall not be included as Funded Debt of such Person,
(ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others.

     "GAAP" shall mean generally accepted accounting principles at the time in the United States.

     "Guaranteed Amounts" shall mean as of any date the aggregate amounts of Guaranties of the Company and its Subsidiaries of Debt of others determined on a consolidated basis.

     "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation,
(iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend which has been guaranteed.

     "Holder" shall mean any Person which is, at the time of reference, the registered holder of any Note.

     "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) Guaranties of obligations of others of the character referred to in this definition.

     "Institutional Holder" shall mean any Holder which is a Purchaser or an insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution and, for purposes of the direct payment provisions of this Agreement, shall include any nominee of any such Holder.

     "Interest Charges" for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made.

     "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

     "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

     "Make-Whole Amount" with respect to any Series of Notes shall mean in connection with any prepayment or acceleration of such Series of Notes the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes of such Series being prepaid. If the Reinvestment Rate with respect to the 2002 Notes is equal to or higher than 6.83%, the Make-Whole Amount shall be zero. If the Reinvestment Rate with respect to the 2007 Notes is equal to or higher than 7.20%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

          "Reinvestment Rate" for purposes of Section 2.2 shall mean 0.50%, and for purposes of all other provisions of this Agreement, shall mean 1.00%, plus the arithmetic mean of the yields published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the maturity of the principal being prepaid. If no maturity exactly corresponds to such maturity, yields for the published maturity next longer than such maturity and for the published maturity next shorter than such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes of such Series so being accelerated or prepaid.

     "Material Subsidiary" shall mean a Subsidiary which at the date of any determination either (a) has Tangible Assets with a book value equal to or in excess of 5% of Tangible Assets, determined as of the end of the immediately preceding fiscal year, or (b) during the most recent period of four consecutive fiscal quarters immediately preceding such date of determination, had net income at least equal to 5% of Consolidated Net Income.

     "Minority Interests" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

     "Multiemployer Plan" shall have the same meaning as in ERISA.

     "Net Income Available for Fixed Charges" for any period shall mean the sum of (i) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any Federal, state or other income taxes made by the Company and its Subsidiaries during such period, (iii) Fixed Charges of the Company and its Subsidiaries during such period and (iv) if such period includes the fourth fiscal quarter of 1996, the NOARK Writedown; provided, that if the Company during any period shall sell or otherwise dispose of its investment in the NOARK Pipeline System and such sale or disposition shall result in an increase of Consolidated Net Income (over the amount, whether positive or negative, which would otherwise be calculated for Consolidated Net Income without giving effect to such sale or disposition) for such period, for purposes of calculating Net Income Available for Fixed Charges for such period, Consolidated Net Income used in clause (i) of this definition shall be reduced by the amount of such increase.

     "NOARK Adjustment Amount" shall mean, for purposes of calculating compliance with the provisions of Section 5.9 with respect to Restricted Payments (i) for any period ending prior to the fourth fiscal quarter of 1999, the NOARK Basket Amount and
(ii) for any period ending after the third fiscal quarter of 1999, the excess, if any, of (A) the NOARK Basket Amount over (B) an amount equal to $625,000 multiplied by the number of Amortization Quarters included in such period where the term "Amortization Quarter" means any fiscal quarter or portion thereof following the third fiscal quarter of 1999.

     "NOARK Basket Amount" shall mean $10,000,000; provided that if the Company shall sell or otherwise dispose of its investment in the NOARK Pipeline System and such sale or disposition shall result in an increase in Consolidated Net Income (over the amount, whether positive or negative, which would otherwise be calculated for Consolidated Net Income without giving effect to such sale or disposition) for purposes of calculating compliance with Section 5.9, then the NOARK Basket Amount shall thereafter be equal to $10,000,000 reduced, but not below zero, by such increase.

     "NOARK Pipeline System" shall mean NOARK Pipeline System,
Limited Partnership, a limited partnership organized under the laws of Arkansas.

     "NOARK Writedown" shall mean the $21,000,000 non-cash, after-tax charge recorded by the Company against earnings in the fourth fiscal quarter of 1996 resulting from the write-down of the Company's investment in the NOARK Pipeline System.

     "Overdue Rate" shall mean with respect to (a) the 2002
Notes, 8.83% per annum or (b) the 2007 Notes, 9.20% per annum.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

     "Purchasers" shall have the meaning set forth in Section
1.1.

     "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     "Reportable Event" shall have the same meaning as in ERISA.

     "Required Coverage Ratio" shall mean a ratio of 1.50 to 1.00 except that for purposes of determining compliance by the Company with Section 5.7, for any period which includes the fourth fiscal quarter of 1996, Required Coverage Ratio shall mean a ratio of
1.75 to 1.00.

     "Responsible Company Officer" shall mean any one of the President, any Executive Vice President, any Vice President, the
Treasurer or the Controller of the Company.

     "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

     "Tangible Assets" shall mean as of the date of any determination thereof the total amount of all assets of the Company and its Subsidiaries on a consolidated basis (less depreciation, depletion and other properly deductible valuation reserves) after deducting good will, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

     "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares and except preferred stock in the case of SEMCO Energy Gas Company) shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

     Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are modified or replaced by the specific terms of this Agreement.

     Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person; provided that, in the case of indirect action, such action is, in fact, taken at the direction of such Person.

SECTION 9.     MISCELLANEOUS.

     Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement.

     At any time and from time to time any Holder which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder or its attorney duly authorized in writing.

     The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof and a Holder for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such Holder.

     Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the Holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, this Section 9.2 or
Section 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $500,000 or any amount in excess thereof as such Holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such Holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

     Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If an Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

     Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of the Purchasers' out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, special counsel to the Purchasers, duplicating and printing costs and charges for shipping the Notes, adequately insured to each Purchaser's home office or at such other place as such Purchaser may designate, and all such expenses of the Holders relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save each Purchaser harmless against any and all liability with respect to stamp and other taxes (other than taxes based, in part, on the income of a Holder), if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes originally issued hereunder. The Company agrees to protect and indemnify each Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement. Each Purchaser represents that no placement agent, broker or finder has been retained by such Purchaser in connection with its purchase of the Notes.

     Section 9.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of any Holder in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of each Holder are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

     Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Holder at its address or its facsimile number, as the case may be, appearing beneath its signature at the foot of this Agreement or such other address or facsimile number as any Holder may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at the address or the facsimile number, as the case may be, appearing beneath its signature at the foot of this Agreement or to such other address or facsimile number as the

Company may in writing designate to the Holders; provided, however, that a notice to a party hereto by overnight air courier shall only be effective if delivered to such party at a street address designated for such purpose in accordance with this Section 9.6, and a notice to such party by facsimile communication shall only be effective if made by confirmed transmission to such party at a telephone number designated for such purpose in accordance with this Section 9.6 and promptly followed by the delivery of such notice by registered or certified mail or overnight air courier, as set forth above.

     Section 9.7. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of each successor and assign, including each successive Holder.

     Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

     Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

     Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Michigan law.

     Section 9.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                SEMCO Energy, Inc.



                                By William L. Johnson
                                   Its President







SEMCO Energy, Inc.
405 Water Street
Port Huron, Michigan  48060
Attention:  President
Telefacsimile:  (810) 987-4570
Confirmation:  (810) 987-2200

Accepted as of October 1, 1997:

                                Connecticut General Life
                                   Insurance Company

                                By CIGNA Investments, Inc.


                                   By Edward Lewis
                                      Its Managing Director



Connecticut General Life
  Insurance Company
c/o CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, Connecticut  06152-2307
Attention:  Private Securities Division  - S-307
Fax:  203-726-7203


Payments

All payments on or in respect of the Notes to be by Federal Funds
Wire Transfer to:

     Chase NYC/CTR/
     BNF=CIGNA Private Placements/AC=9009001802
     ABA #021000021
     OBI=[name of company; description of security; interest rate; maturity date; PPN; due date and application (as among principal, premium and interest of the payment being made);
     contact name and phone.]

Address for Notices Related to Payments:

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Securities Processing S-309
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2309

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Private Securities S-307
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2307
     Fax:  860-726-7203
     with a copy to:

     Chase Manhattan Bank, N.A.
     Private Placement Servicing
     P. O. Box 1508
     Bowling Green Station
     New York, New York  10081
     Attention:  CIGNA Private Placements
     Fax:  212-552-3107/1005

Address for All Other Notices:

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Private Securities Division - S-307
     James G. Schelling
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2307
     Fax:  860-726-7203

Name of Nominee in which Notes are to be issued:  CIG & Co.

Taxpayer I.D. Number for CIG & Co.:  13-3574027

Accepted as of October 1, 1997:

                                Life Insurance Company of North
                                   America

                                By CIGNA Investments, Inc.


                                   By Edward Lewis
                                      Its Managing Director

Life Insurance Company of
  North America
c/o CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, Connecticut  06152-2307
Attention:  Private Securities Division  - S-307
Fax:  203-726-7203

Payments

All payments on or in respect of the Notes to be by Federal Funds
Wire Transfer to:

     Chase NYC/CTR/
     BNF=CIGNA Private Placements/AC=9009001802
     ABA #021000021
     OBI=[name of company; description of security; interest rate; maturity date; PPN; due date and application (as among principal, premium and interest of the payment being made);
     contact name and phone.]

Address for Notices Related to Payments:

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Securities Processing S-309
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2309

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Private Securities S-307
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2307
     Fax:  860-726-7203
     with a copy to:

     Chase Manhattan Bank, N.A.
     Private Placement Servicing
     P. O. Box 1508
     Bowling Green Station
     New York, New York  10081
     Attention:  CIGNA Private Placements
     Fax:  212-552-3107/1005

Address for All Other Notices:

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Private Securities Division - S-307
     James G. Schelling
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2307
     Fax:  860-726-7203

Name of Nominee in which Notes are to be issued:  CIG & Co.

Taxpayer I.D. Number for CIG & Co.:  13-3574027

Accepted as of October 1, 1997:

                                Connecticut General Life
                                   Insurance Company, on behalf
                                   of one or more separate
                                   accounts

                                By CIGNA Investments, Inc.


                                   By Edward Lewis
                                      Its Managing Director

Connecticut General Life
  Insurance Company, on
  behalf of one or more
  separate accounts
c/o CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, Connecticut  06152-2307
Attention:  Private Securities Division  - S-307
Fax:  203-726-7203

Payments

All payments on or in respect of the Notes to be by Federal Funds
Wire Transfer to:

     Chase NYC/CTR/
     BNF=CIGNA Private Placements/AC=9009001802
     ABA #021000021
     OBI=[name of company; description of security; interest rate; maturity date; PPN; due date and application (as among principal, premium and interest of the payment being made);
     contact name and phone.]

Address for Notices Related to Payments:

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Securities Processing S-309
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2309

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Private Securities S-307
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2307
     Fax:  860-726-7203
     with a copy to:

     Chase Manhattan Bank, N.A.
     Private Placement Servicing
     P. O. Box 1508
     Bowling Green Station
     New York, New York  10081
     Attention:  CIGNA Private Placements
     Fax:  212-552-3107/1005

Address for All Other Notices:

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Private Securities Division - S-307
     James G. Schelling
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2307
     Fax:  860-726-7203

Name of Nominee in which Notes are to be issued:  CIG & Co.

Taxpayer I.D. Number for CIG & Co.:  13-3574027

Accepted as of October 1, 1997:

                                CIGNA Property and Casualty
                                   Insurance Company

                                By CIGNA Investments, Inc.


                                   By Edward Lewis
                                      Its Managing Director

CIGNA Property and Casualty
  Insurance Company
c/o CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, Connecticut  06152-2307
Attention:  Private Securities Division  - S-307
Fax:  203-726-7203

Payments

All payments on or in respect of the Notes to be by Federal Funds
Wire Transfer to:

     Chase NYC/CTR/
     BNF=CIGNA Private Placements/AC=9009001802
     ABA #021000021
     OBI=[name of company; description of security; interest rate; maturity date; PPN; due date and application (as among principal, premium and interest of the payment being made);
     contact name and phone.]

Address for Notices Related to Payments:

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Securities Processing S-309
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2309

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Private Securities S-307
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2307
     Fax:  860-726-7203
with a copy to:

     Chase Manhattan Bank, N.A.
     Private Placement Servicing
     P. O. Box 1508
     Bowling Green Station
     New York, New York  10081
     Attention:  CIGNA Private Placements
     Fax:  212-552-3107/1005

Address for All Other Notices:

     CIG & Co.
     c/o CIGNA Investments, Inc.
     Attention:  Private Securities Division - S-307
     James G. Schelling
     900 Cottage Grove Road
     Hartford, Connecticut  06152-2307
     Fax:  860-726-7203

Name of Nominee in which Notes are to be issued:  CIG & Co.

Taxpayer I.D. Number for CIG & Co.:  13-3574027

Accepted as of October 1, 1997:

                                New York Life Insurance and
                                   Annuity Corporation

                                By:  New York Life Insurance
                                     Company


                                By Lisa Scuderi
                                   Its Investment Manager

New York Life Insurance and Annuity
  Corporation
c/o New York Life Insurance Company
51 Madison Avenue
New York, New York  10010
Attention:  Investment Department, Private Finance Group,
Room 206
Telefacsimile Number:  (212) 447-4122

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds
(identifying each payment as "SEMCO Energy, Inc., 7.20% Senior
Notes due 2007, PPN 78412D A@ 8, principal, premium or interest") to:

     Chase Manhattan Bank
     New York, New York  10019
     ABA #021000021
     for the Account of New York Life Insurance and Annuity
     Corporation
     General Account Number 008-0-57001

Notices

With advice of such payments to:

     New York Life Insurance and Annuity Corporation
     c/o New York Life Insurance Company
     51 Madison Avenue
     New York, New York  10010-1603
     Attention:  Treasury Department, Securities Income Section,
     Room 209

All other notices and communications to be addressed as first provided above, with a copy of any notices regarding Defaults or Events of Default to: Office of the General Counsel, Investment
Section, Room 1104, Telefacsimile Number (212) 576-8340

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  13-3044743

Accepted as of October 1, 1997:

                                New York Life Insurance Company



                                By Lisa Scuderi
                                   Its Investment Manager

New York Life Insurance Company
51 Madison Avenue
New York, New York  10010-1603
Attention:  Investment Department,
            Private Finance Group, Room 206
Telefacsimile Number:  (212) 447-4122
Confirmation Number:  (212) 576-6065

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds
(identifying each payment as "SEMCO Energy, Inc., 7.20% Senior
Notes due 2007, principal, premium or interest") to:

     Chase Manhattan Bank
     New York, New York  10019
     ABA No. 021-000-021
     For the account of New York Life Insurance Company
                 General Account Number 008-9-00687

Notices

With advice of such payments to:

     New York Life Insurance Company
     51 Madison Avenue
     New York, New York  10010-1603
     Attention:  Treasury Department, Securities Income Section,
     Room 209
     Telefacsimile Number:  (212) 447-4160

All other notices and communications to be addressed as first provided above, with a copy of any notices regarding Defaults or Events of Default to such address, but indicating: Attention:
Office of the General Counsel, Investment Section, Room 1104, Telefacsimile Number (212) 576-8340

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  13-5582869

Accepted as of October 1, 1997:

                                The Equitable Life Assurance
                                   Society of the United States


                                By Kenneth G. Ostmann
                                   Its Investment Officer

The Equitable Life Assurance Society
  of the United States
c/o Alliance Capital Management, L.P.
1345 Avenue of the Americas, 38th Floor
New York, New York  10105
Attention:  Alliance Corporate Finance Group
Telephone:  (212) 969-1576
Telefacsimile:  (212) 969-1466

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "SEMCO Energy, Inc. 7.20% Senior Notes due 2007, PPN 78412D A@ 8", principal, premium or interest") to:

     The Chase Manhattan Bank, N.A.
     1251 Avenue of the Americas
     New York, New York  10020
     ABA #021-00-0021
     Account of:  The Equitable Life Assurance Society of the
     United States
     Account #037-2-409417

Notices

All notices of payment, on or in respect of the Notes, and written confirmation of each such payment to be addressed:

     The Equitable Life Assurance Society of the United States
     c/o Alliance Capital Management, L.P.
     135 West 50th Street - 6th Floor
     New York, New York  10020
     Attention:  Cash Operations Department
     Telephone:  (212) 887-2838
     Telefacsimile:  (212) 887-2222

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  13-5570651

Accepted as of October 1, 1997:

                                The Equitable of Colorado, Inc.


                                By Beatriz M. Cuervo
                                   Its Investment Officer

The Equitable of Colorado, Inc.
c/o Alliance Capital Management, L.P.
1345 Avenue of the Americas, 38th Floor
New York, New York  10105
Attention:  Alliance Corporate Finance Group
Telephone:  (212) 969-1576
Telefacsimile:  (212) 969-1466

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "SEMCO Energy, Inc. 7.20% Senior Notes due 2007, PPN 78412D A@ 8", principal, premium or interest") to:

     The Chase Manhattan Bank, N.A.
     1251 Avenue of the Americas
     New York, New York  10020
     ABA #021-00-0021
     Account of:  The Equitable of Colorado, Inc.
     Account #037-2-406389

Notices

All notices of payment, on or in respect of the Notes, and written confirmation of each such payment to be addressed:

     The Equitable of Colorado, Inc.
     c/o Alliance Capital Management, L.P.
     135 West 50th Street - 6th Floor
     New York, New York  10020
     Attention:  Cash Operations Department
     Telephone:  (212) 887-2838
     Telefacsimile:  (212) 887-2222

All notices and communications other than those in respect to payments to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  13-3198083

Accepted as of October 1, 1997:

                                American United Life Insurance
                                   Company


                                By Kent R. Adams
                                   Its Vice President

American United Life Insurance Company
One American Square
Post Office Box 368
Indianapolis, Indiana  46206
Attention:  Chris Pahlke, Securities Department

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds
(identifying each payment as "SEMCO Energy, Inc., 6.83% Senior
Notes due 2002, PPN 78412D A* 0" and identifying the breakdown of principal and interest and the payment date) to:

     Bank of New York
     Attn:  P & I Department
     One Wall Street, 3rd Floor
     New York, New York  10286
     Window A
     Account #186683/AUL
     ABA #021000018, BNF:  IOC566

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  35-0145825

Accepted as of October 1, 1997:

                                Modern Woodmen of America


                                By J. V. Standaert
                                   Its National Secretary

Modern Woodmen of America
1701 1st Avenue
Rock Island, Illinois  61201
Attention:  Investment Department
Telecopier Number:  (309) 793-5574

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "SEMCO Energy, Inc., (i) 6.83% Senior Notes due 2002, PPN 78412D A* 0 or (ii) 7.20% Senior Notes due 2007, PPN 78412D A@ 8, as the case may be, principal, premium or interest") to:

     Harris Trust and Savings Bank (ABA #071000288)
     111 West Monroe Street
     Chicago, Illinois  60690

     for credit to:  Modern Woodmen of America
     Account Number 347 904 5

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  36-149-3430

Accepted as of October 1, 1997:

                                United of Omaha Life Insurance
                                   Company


                                By Edwin H. Garrison, Jr.
                                   Its First Vice President

United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, Nebraska  68175
Attention:  Investment Division
Telefacsimile:  (402) 351-2913
Confirmation:  (402) 351-2583

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds
(identifying each payment as "SEMCO Energy, Inc., 6.83% Senior
Notes due 2002, PPN 78412D A* 0, principal, premium or interest") to:

     First Bank, N.A. (ABA #1040-0002-9)
     17th and Farnam Streets
     Omaha, Nebraska  68102

     for credit to:  United of Omaha Life Insurance Company
     Account Number 1-487-1447-0769
     For Payment on:  [Name of issue and PPN Number]
     Interest Amount:
     Principal Amount:
     Payable Date:

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payment and written confirmation of each such payment, to be addressed: Attention:
Investments/Securities Accounting.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  47-0322111

Accepted as of October 1, 1997:

                                The Security Mutual Life
                                   Insurance Company of Lincoln,
                                   Nebraska


                                By Kevin W. Hammond
                                   Its Vice President
                                       Chief Investment Officer

The Security Mutual Life Insurance
  Company of Lincoln, Nebraska
200 Centennial Mall North
Lincoln, Nebraska  68508

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds
(identifying each payment as "SEMCO Energy, Inc., 7.20% Senior
Notes due 2007, PPN 78412D A@ 8, principal, premium or interest") to:

     National Bank of Commerce (ABA #1040-00045)
     13th and O Streets
     Lincoln, Nebraska

     for credit to:  Security Mutual Life
     Account Number 40-797-624

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment to be addressed:

     The Security Mutual Life Insurance Company
       of Lincoln, Nebraska
     200 Centennial Mall North
     Lincoln, Nebraska  68508
     Attention:  Investment Department
     Fax:  (402) 434-9599
     Phone:  (402) 434-9500

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  47-0293990

Accepted as of October 1, 1997:

                                Mennonite Mutual Aid Association


                                By Steve Garboden
                                   Its Vice President and
                                       Treasurer

Mennonite Mutual Aid Association
1110 North Main, Box 483
Goshen, Indiana  46527-0483
Attention:  Delmar King
Phone:  (219) 533-9511, (800) 348-7468
Fax:  (219) 534-4381

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds
(identifying each payment as "SEMCO Energy, Inc., 7.20% Senior
Notes due 2007, PPN 78412D A@ 8, principal, premium or interest") to:

     Fed Cincinnati
     ABA #0420 00314
     Fifth Cin/Trust_Account #01-003-2624500
     Account Name:  Mennonite Mutual Aid Association

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  35-6059333